[Piper & Marbury L.L.P. Letterhead]



                                        October 23, 1996

Salomon Brothers Opportunity Fund Inc
Seven World Trade Center
New York, New York 10048

        Re:  Salomon Brothers Opportunity Fund Inc - Rule 24f-2 Notice
             -----------------------------------------------------------

Dear Sirs:

        We have acted as Maryland counsel to Salomon Brothers Opportunity Fund Inc (the "Fund"). In that capacity, the Fund has requested that we render the opinion of counsel referred to in paragraph (b)(1) of Rule 24f-2 under the Investment Company Act of 1940 in connection with the Fund's filing of a Rule 24f-2 Notice dated October 25, 1996 pursuant to such Rule 24f-2 for the Fund's fiscal year ended August 31, 1996 (the "Rule 24f-2 Notice").

        In response to the Fund's request, we have examined the Fund's charter, by-laws, a good standing certificate recently issued by the State Department of Assessments and Taxation of Maryland, a Certificate of Corporate Officers of the Fund, dated the date hereof, upon which we have relied without independent verification and such statutes, regulations, corporate records, and documents that we deemed necessary or advisable for purposes of the following opinion. We have also relied upon the statements contained in the Fund's Rule 24f-2 Notice regarding matters set forth herein.
In such examination, we have assumed without independent verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

        On the basis of the foregoing and of such other legal considerations that we deemed relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you as follows:

        1. The Fund is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; and

                                                          [PIPER & MARBURY]
                                                                 [L.L.P.]


Salomon Brothers Opportunity Fund Inc
October 23, 1996
Page 2

        2. The 621,760 shares of Common Stock, par value $.01 per share, of the Fund which the Fund reported in the Rule 24f-2
Notice as having been sold during its fiscal year ended August
31, 1996 in reliance on Rule 24f-2 were legally issued, fully paid and nonassessable.

                                                Very truly yours,

                                                /s/ Piper & Marbury L.L.P.